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                                                                   EXHIBIT 8.1


                       [GREENBERG TRAURIG LETTERHEAD]


                                                             April 22, 1997




Octagon, Inc.
317 S. North Lake Boulevard
Suite 1024
Altamonte Springs, Florida  32701

    RE: MERGER OF CTI ACQ-SUB II, INC., A WHOLLY OWNED SUBSIDIARY OF CONVERSION TECHNOLOGIES INTERNATIONAL, INC., INTO OCTAGON, INC.
         ---------------------------------------------------------------

Ladies and Gentlemen:

    We have acted as tax counsel to Octagon, Inc., a Delaware corporation (the "Company"), in connection with the proposed merger (the "Merger") with and into the Company of CTI ACQ-SUB II, Inc. ("Acquisition Sub"), a Delaware corporation and a wholly owned subsidiary of Conversion Technologies International, Inc., a Delaware corporation ("Parent"), pursuant to the terms of the Agreement and Plan of Reorganization by and among Company, Parent and Acquisition Sub dated as of November 18, 1996, as amended (the "Agreement"), as described in Amendment No. 2 to the Registration Statement on Form S-4 to be filed by Parent with the Securities and Exchange Commission today (the "Registration Statement"). These opinions are being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

    In connection with these opinions, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Agreement, (ii) the shareholder certificates signed by Company shareholders holding 42.11% percent of the outstanding Company Common Stock on the date of the Merger (the "Shareholder Certificates"), (iii) the Registration Statement and (iv) those other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of those copies. In rendering the opinions set forth below, we have relied upon certain written representations, certifications and covenants of Company and Parent (and assumed the accuracy of their knowledge with respect to the relevant facts) and on the Shareholder Certificates.

    In rendering our opinions, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and those other authorities as we have considered relevant.

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Octagon, Inc.
April 22, 1997
Page 2

    Based upon and subject to the foregoing, it is our opinion that under current law the Merger will constitute a reorganization within the meaning of section 368(a) of the Code, and Company, Parent and Acquisition Sub each will be a party to the reorganization within the meaning of section 368(b) of the Code.

    As a reorganization, the Merger will have the following Federal income tax consequences:

    1. A Company shareholder will not recognize gain or loss on the exchange of a share of Company Common Stock for a share of Parent Common Stock pursuant to the Merger.

    2. The basis of a Company shareholder in a share of Parent Common Stock received pursuant to the Merger will be equal to his basis in the share of Company Common Stock surrendered in exchange therefor.

    3. The holding period of a Company shareholder in a share of Parent Common Stock received pursuant to the Merger will include his holding period for the share of Company Common Stock surrendered in exchange therefor, provided he held that share of Company Common Stock as a capital asset at the Effective Time.

    4. Parent, Acquisition Sub and Company will not recognize gain or loss as a result of the Merger.

    Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreement or described in the Registration Statement. These opinions are being furnished only to you in connection with the Merger and are solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

    WE HEREBY CONSENT TO THE FILING OF THIS OPINION LETTER AS AN EXHIBIT TO THE REGISTRATION STATEMENT AND TO THE REFERENCE TO THIS FIRM IN THE PROXY STATEMENT/PROSPECTUS, WHICH IS CONTAINED IN THE REGISTRATION STATEMENT. IN GIVING THIS CONSENT, WE DO NOT THEREBY ADMIT THAT WE ARE AN "EXPERT" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED.


                                       Sincerely,

                                       GREENBERG, TRAURIG, HOFFMAN,
                                       LIPOFF, ROSEN & QUENTEL